Exhibit 99.1

Eric Emans to be Appointed InfoSpace Interim Chief Financial Officer

BELLEVUE, Wash., July 21, 2011 -- InfoSpace, Inc. (NASDAQ:INSP), a leading developer of metasearch products, today announced that David Binder, who has served as Chief Financial Officer of InfoSpace since January 2008, is resigning from the company, effective mid-August. Mr. Binder is leaving InfoSpace to become Chief Financial Officer of Blue Nile, an online retailer of diamonds and fine jewelry. Following Mr. Binder's departure, Eric Emans, who is currently InfoSpace's Chief Accounting Officer, will serve as interim Chief Financial Officer until a permanent successor is selected.

"On behalf of the InfoSpace Board of Directors and management team, I would like to extend my gratitude to David for his numerous contributions and service to our company," said William J. Ruckelshaus, President and Chief Executive Officer of InfoSpace. "All of us at InfoSpace wish him well in his future endeavors."

"I am proud of all we have accomplished during my tenure at InfoSpace," Mr. Binder said. "We have successfully grown our search business and generated significant cash flow. The company continues to be well positioned for future success, and I leave InfoSpace in good hands."

Mr. Ruckelshaus continued. "We are fortunate to have a qualified financial leader in Eric Emans to serve as interim Chief Financial Officer. We are confident that he has the necessary expertise, experience, and knowledge of our company to make this a seamless transition."

Eric Emans was appointed to Chief Accounting Officer in January 2008 after serving as Corporate Controller for InfoSpace since 2006. His management responsibilities include leading the accounting organization, overseeing financial reporting, managing the company's business intelligence functions, and Sarbanes Oxley compliance. In addition, he has been an integral part of the M&A and financial operations support teams.

Mr. Emans began his career at Deloitte & Touche LLP where he served as an auditor. He holds a bachelor's degree in business administration from the University of Washington and is a licensed CPA in Washington State.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace's proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile(R) (www.dogpile.com), InfoSpace.com(R) (www.infospace.com), MetaCrawler(R) (www.metacrawler.com), WebCrawler(R) (www.webcrawler.com), and WebFetch(R) (www.webfetch.com). InfoSpace's metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an innovative online search engine optimization tool, WebPosition(R) (www.webposition.com). More information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, WebPosition and other marks are trademarks of InfoSpace, Inc.

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InfoSpace Contact :

Stacy Ybarra, 425-709-8127

stacy.ybarra@infospace.com